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                                                                    EXHIBIT 99.4

                          [ON GRUPO GRIFOLS LETTERHEAD]



June 10, 2001


Instituto Grifols, S.A.
c/o Grupo Grifols, S.A.
C/ de la Marina , 16-18
Torre Mapfre, Pl. 27
08005 Barcelona
Spain

SeraCare, Inc.
1925 Century Park East, Suite 1970
Los Angeles, CA  90067


Ladies and Gentlemen:

In consideration of SeraCare, Inc. (the "Company") agreeing to enter into that certain Agreement and Plan of Merger, dated as of June 10, 2001 (the "Merger Agreement"), among the Company, Instituto Grifols, S.A. ("Purchaser"), a company organized under the laws of Spain, and a wholly-owned subsidiary of Grupo Grifols, S.A. (the "Guarantor"), and SI Merger Corp. ("Sub" and, together with Purchaser, the "Guaranteed Entities"), a Delaware corporation and a wholly-owned subsidiary of Purchaser, the Guarantor does hereby guarantee irrevocably and unconditionally the full and complete performance by the Guaranteed Entities of all obligations and liabilities, whether now in existence or hereafter arising, of the Guaranteed Entities under the Merger Agreement; provided, that nothing in this guaranty shall be deemed a waiver of any condition precedent to any obligation of the Guaranteed Entities pursuant to the Merger Agreement.

This guaranty shall continue in full force and effect until the earlier of the full and complete performance by the Guaranteed Entities of all obligations and liabilities under the Merger Agreement and the termination of the Merger Agreement in accordance with its terms.

This guaranty shall be governed by and construed in conformity with the laws of the State of Delaware. All disputes arising out of or in connection with this guaranty shall be solely and exclusively resolved by a court of competent jurisdiction in the State of Delaware. Guarantor hereby consents to the jurisdiction of the courts of the State of Delaware and the United States District Court of the District of Delaware and waives any objections or rights as to forum nonconveniens, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this guaranty.

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Very truly yours,

GRUPO GRIFOLS, S.A.



By:  /s/ Victor Grifols
   -------------------------------
   Print name: Victor Grifols
   Title: Chief Executive Officer




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